FILED PURSUANT TO RULE 424(B)(3)

File Number 333-181873

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 12 TO

MARKET-MAKING PROSPECTUS DATED JUNE 18, 2012

THE DATE OF THIS SUPPLEMENT IS JUNE 17, 2013

ON JUNE 14, 2013, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED JUNE 10, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2013

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appreciation Unit Awards

On June 10, 2013, the Compensation Committee of the Board of Directors of each of SunGard Capital Corp. (the “Company”) and SunGard Capital Corp. II (“Lowerco” and together with the Company, the “Companies”) approved a new form of performance award (“Appreciation Units”) to be granted under the SunGard 2005 Management Incentive Plan (the “Plan”). The Appreciation Units will vest either (i) to the extent that specified performance criteria are satisfied (the “Performance-Based Appreciation Units”) or (ii) in annual installments over a period of years following the grant date (the “Time-Based Appreciation Units”), in each case subject to the grantee’s continuing employment with the Companies or an affiliate through the applicable vesting date.

Performance-Based Appreciation Units

Each Performance-Based Appreciation Unit award will be subject to both performance-vesting and service-vesting requirements. The Performance-Based Appreciation Units will vest if specified performance thresholds are met and the grantee remains employed through the applicable vesting date. The Performance-Based Appreciation Units will vest in full upon a “Change of Control” (as defined in the applicable award agreement). If the grantee’s employment terminates due to death or “Disability” (as defined in the applicable award agreement), then the grantee will vest in any Performance-Based Appreciation Units for which the performance thresholds have been met, and any unvested Performance-Based Appreciation Units will be forfeited. If the grantee’s employment terminates for any reason other than death or Disability, then all of the unpaid Performance-Based Appreciation Units will be forfeited.

Certain Performance-Based Appreciation Unit awards will not be subject to the continued service requirement described above. These Performance-Based Appreciation Units will vest on the applicable “measurement date” (as defined below) based upon the attainment of the performance thresholds described below, if the grantee is employed by the Company or an affiliate on the applicable measurement date. These Performance-Based Appreciation Units will become fully vested upon a Change of Control. If the grantee’s employment terminates for any reason other than “Cause” (as defined in the applicable award agreement) prior to the end of the performance period, the grantee will receive any Performance-Based Appreciation Units that were previously earned based on the attainment of the performance thresholds on a measurement date, and any unvested Appreciation Units will be forfeited. If the grantee’s employment terminates for Cause, then all of the unpaid Performance-Based Appreciation Units will be forfeited.

Pursuant to the performance-vesting requirement, Performance-Based Appreciation Units will vest only if the average value of a “Share” (as defined below) on a measurement date meets specified stock price thresholds set forth in the applicable award agreement.

If the Shares are not traded on an established securities market, (i) the measurement date will be each date on which the Board determines fair market value of the Shares based on the financial results for the first quarter of the calendar year and the third quarter of the calendar year; and (ii) average value will generally mean the average fair market value of a Share based on the financial results for the two quarters ending immediately preceding a measurement date. If any stock of the Companies becomes publicly traded on an established securities market, the measurement date will be (i) the last day of the 20 consecutive trading day period following the quarterly press release in which the Company publicly discloses the financial results for the first quarter and for the third quarter of each calendar year; and (ii) the last day of the performance period.

Time-Based Appreciation Units

Each Time-Based Appreciation Unit will vest in annual installments over a period of years as specified in the applicable award agreement, provided that the grantee remains in the employ of the Companies or an affiliate. The Time-Based Appreciation Units will vest in full upon (i) the grantee’s termination of employment by the

Company or an affiliate without “Cause,” (ii) the grantee’s resignation for “Good Reason,” (iii) the grantee’s termination of employment due to death or “Disability,” or (iv) a “Change of Control” (as such terms are defined in the applicable award agreement). If the grantee resigns from employment without Good Reason, the grantee will receive any previously vested Time-Based Appreciation Units, and any unvested Time-Based Appreciation Units will be forfeited. If the grantee’s employment terminates for Cause, then all of the unpaid Time-Based Appreciation Units will be forfeited.

Payment of Appreciation Units

Provided that the applicable performance and service vesting requirements are satisfied, the grantee’s vested Appreciation Units will be paid on the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Internal Revenue Code of 1986, as amended, (ii) the grantee’s applicable termination of employment as described above, other than for Cause, or (iii) (a) with respect to Performance-Based Appreciation Unit awards, the end of the performance period (or such other date set forth in the applicable award agreement) or (b) with respect to Time-Based Appreciation Unit awards, a fixed date following the grant date as specified in the applicable award agreement.

When the Appreciation Units become payable, the Company will pay to the grantee an amount equal to (i) the number of vested Appreciation Units multiplied by (ii) the excess of the fair market value of a “Unit” (as defined below) on the payment date over the base price of a Unit as established by the Company on the grant date. A “Unit” means an undivided interest in (i) 1.3 Class A Common shares, (ii) 0.1444 Class L Common shares, and (iii) 0.05 Lowerco Preferred shares (as such terms are defined in the Plan, and together the “Shares”), as long as the Shares are not traded on an established securities market. If any stock of either of the Companies becomes traded on an established securities market, a “Unit” means an undivided interest in a share of the publicly traded stock. Payment, based on the fair market value of a Unit on the payment date, will be made in the form of the Shares that comprise the Units, provided that if any stock of either of the Companies becomes publicly traded on an established securities market, a Share means a share of the publicly traded security.

Specific Awards

In addition, on June 10, 2013, the Board of Directors of the Companies approved awards of Performance-Based Appreciation Units and Time-Based Appreciation Units to be granted on June 17, 2013, to the below named executive officers in the following amounts:

Named Executive Officer	Number of Performance-Based Appreciation Units	Number of Time-Based Appreciation Units

Russell P. Fradin	1,050,000	600,000
Charles J. Neral	304,878	—
Harold C. Finders	304,878	—
Brian A. Traquair	304,878	—

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title

10.1	Form of Performance-Based Appreciation Unit Award Agreement

10.2	Form of Time-Based Appreciation Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp. SunGard Capital Corp. II

June 14, 2013	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Data Systems Inc.

June 14, 2013	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Senior Vice President-Legal and Chief Legal Officer